Power of Attorney


STATE OF MICHIGAN    )
 	             )  SS
COUNTY OF WAYNE	     )

	KNOW ALL BY THESE PRESENT that I, Bruce D. Peterson,  do hereby constitute and appoint Patrick B. Carey, Timothy E. Kraepel, Lisa A. Muschong, and Sharon L.
Sabat, and each of them, my true and lawful Attorneys-in-Fact with full power of substitution to execute and file on my behalf with the Securities and Exchange
Commission any and all reports, including without limiting the generality of the foregoing, reports on Securities and Exchange Commission Forms 3, 4 and 5 and
144, that may be required or advisable in connection with my holdings in and transactions related to securities of DTE Energy Company.

	This Power of Attorney is in full force and effect until revoked by the undersigned in a signed writing delivered to such attorney-in-fact.

	IN WITNESS THEREOF, I have hereto set my hand this 29th day of March 2012.


/s/ Bruce D. Peterson
Bruce D. Peterson